May 9, 2006

Jauher Zaidi
President and CEO
Palmchip Corporation
4677 Old Ironsides Drive, Suite 300
Santa Clara, CA 95054

RE:  Extension of UART and I2C License Agreements

Dear Jauher,

In connection with the Palmchip Technology License Agreements entered into by Wintegra, Inc. and Palmchip Corporation, one of which on October 10, 2000 and the other on February 8, 2001 (collectively the “Agreements”), we would like Palmchip to acknowledge our mutual agreement to extend the term listed in section 22 (a) of the Agreements so that each agreement will remain in effect until September 27, 2010.

In addition, we are hereby exercising the “Optional Perpetual Use License Buyout” for the optional Multi Use License for each of the UART and I2C technologies pursuant to Exhibit K of each of the Agreements. Accordingly, please provide Wintegra an invoice for the net amounts of [†] for the UART and[†]  for the I2C Multi Use Licenses and direct the invoice to:

Uri Harari
Wintegra Ltd.
Taya Center
6 Hamasger St. P.O.B. 3048
43653 Ra’anana Israel
Phone: 972.9.743.9998 x403 Fax: 972.9.743.9992

We are pleased with the service and support Palmchip has provided us during this initial term of the agreement and we look forward to working with you in the future.

Please sign the acknowledgement at the bottom of this page confirming Palmchip’s acceptance of the above terms, fax it to my attention at (512) 345-3828 and return an executed copy by mail at your earliest convenience.

Regards,

/s/ Robert O’Dell
Robert O’Dell
EVP Marketing

ACKNOWLEDGED AND ACCEPTED THIS 9th DAY OF MAY, 2006 BY

PALMCHIP CORPORATION

By:	/s/ Jauher Zaidi
Name:	Jauher Zaidi
Title:	Chief Executive Officer

[†] Information redacted pursuant to a confidential treatment request by Wintegra, Inc. under 17 CFR §§ 200.80(b)(4) and 230.406 and submitted separately with the Securities and Exchange Commission.